EXHIBIT (a)(12)


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

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PAUL LIEBHARD,                                            :
                                                          :
                           Plaintiff,                     :
                                                          :
         v.                                               :
                                                          :
MACK G. NICHOLS, JAMES M. STOLZE,                         :
WILLIAM F. MORRISON, DANIEL TOLL,                         :   C.A. No. 16220-NC
PAUL HUMMER II, P. JACK O'BRYAN,                          :
A.P. GREEN INDUSTRIES, INC., GLOBAL                       :
INDUSTRIAL TECHNOLOGIES, INC. and                         :
BGN ACQUISITION CORP.,                                    :
                                                          :
                           Defendants.                    :
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - x

                                NOTICE OF SERVICE

         PLEASE TAKE NOTICE that the undersigned hereby certifies that on March 12, 1998, he caused copies of this Notice and Plaintiff's First Request for Production of Documents to be served on defendants, by hand delivery, as follows:

A.P. Green Industries, Inc.                BGN Acquisition Corp.
All Individual Defendants                  c/o The Corporation Trust Company
c/o The Corporation Trust Company          1209 Orange Street
1209 Orange Street                         Wilmington, DE 19801
Wilmington, DE 19801

Global Industrial Technologies, Inc.
c/o The Prentice-Hall Corporation
  System, Inc.
1013 Centre Road
Wilmington, DE 19801



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                                          ROSENTHAL, MONHAIT, GROSS
                                            & GODDESS, P.A.

                                          By______________________________
                                                 Suite 1401, Mellon Bank Center
                                                 P.O. Box 1070
                                                 Wilmington, DE 19899
                                                 Attorneys for Plaintiff


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                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - x
PAUL LIEBHARD,                                            :
                                                          :
                           Plaintiff,                     :
                                                          :
         v.                                               :
                                                          :
MACK G. NICHOLS, JAMES M. STOLZE,                         :
WILLIAM F. MORRISON, DANIEL TOLL,                         :   C.A. No. 16220-NC
PAUL HUMMER II, P. JACK O'BRYAN,                          :
A.P. GREEN INDUSTRIES, INC., GLOBAL                       :
INDUSTRIAL TECHNOLOGIES, INC. and                         :
BGN ACQUISITION CORP.,                                    :
                                                          :
                           Defendants.                    :
- - - - - - - - - - - - - - - - - - - - - - - - - - -  -  x


                            PLAINTIFF'S FIRST REQUEST
                           FOR PRODUCTION OF DOCUMENTS

         Pursuant to Rule 34 of the Chancery Court Rules, Plaintiff hereby requests that Defendants produce the documents hereinafter described for inspection and copying by Plaintiffs counsel at the law offices of Rosenthal, Monhait, Gross, & Goddess P.A., 919 N. Market Street, Suite 1401, Wilmington, Delaware 19801.

                                   DEFINITIONS

         1. The term "communications" refers to any exchange of information by any means of transmission, including, but not limited to, face-to-face conversations, mail, electronic mail, telegram, overnight delivery, telephone, facsimile or telex.

         2. The term "documents" means documents whether fixed in tangible medium or electronically stored on disk or tape. The word "documents" shall include, by way of



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example and not by way of limitation, all of the following: papers, correspondence, trade letters, envelopes, memoranda, telegrams, cables, notes, messages, reports, studies, press releases, comparisons, books, accounts, checks, audio and video recordings, pleadings, testimony, articles, bulletins, pamphlets, brochures, magazines, questionnaires, surveys, charts, newspapers, calendars, desk calendars, pocket calendars, lists, logs, publications, notices, diagrams, instructions, diaries, minutes of meetings, corporate minutes, orders, resolutions, agendas, memorials or notes or oral communications, whether by telephone or face-to-face, contracts, agreements, drafts of or proposed contracts or agreements, memoranda of understanding, letters of intent, deal memoranda, transcriptions of audio or video recordings, computer tapes, computer diskettes or disks, or any other tangible thing on which any handwriting, typing, printing, photostatic, electronic or other form of communication or information is recorded or reproduced, together with all notations on any of the foregoing, all originals, file copies or other unique copies of the foregoing and all versions or drafts thereof, whether used or not.

         3. The term "Individual Defendants" means defendants Mack G. Nichols, James M. Stolze, William F. Morrison, Daniel Toll, Paul Hummer II, and P. Jack O'Bryan.

         4. The term "or" should be construed as disjunctive and conjunctive, and "any" and "all" as used herein shall include "each" and "every." Similarly, the singular includes the plural, and vice versa.

         5. The term "person" means any individual, corporation, partnership, firm, association, government agency or other organization recognizable at law, and its agents and employees.


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         6. The term "concerning" means relating to, referring to, describing, evidencing, or constituting. Requests for documents "concerning" any subject matter include documents concerning communications regarding that subject matter.

         7. The terms "Green" or "the Company" mean A.P. Green Industries, Inc., its predecessors, successors, parents, subsidiaries, divisions, affiliates, or anyone acting or purporting to act on their behalf, including any of their respective directors, officers, managing agents, agents, employees, attorneys, accountants, or other representatives.

         8. The term "Global" means Global Industrial Technologies, Inc., its predecessors, successors, parents, subsidiaries, divisions, affiliates, or anyone acting or purporting to act on their behalf, including any of their respective directors, officers, managing agents, agents, employees, attorneys, accountants, or other representatives.

         9. The term "the Proposed Transaction" means the contemplated acquisition of Green by Global that was announced on or about March 4, 1998.

         10. The term "Green Acquisition Proposal" means any proposal or expression of interest (including any by Global) regarding (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving Green or any significant subsidiary of Green; (ii) any sale, lease, exchange, transfer or other disposition of the assets of Green or any of its subsidiaries constituting 5% or more of the consolidated assets of Green or accounting for 5% or more of the consolidated revenues of Green in any one transaction or in a series of related transactions; and (iii) any offer to purchase, tender offer, exchange offer or any similar


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transaction or series of related transactions made by any person involving 5% or more of the outstanding shares of any class of capital stock of Green.

II.      INSTRUCTIONS

         1. All documents shall be produced in the order they are kept in the ordinary course of business, and shall be produced in their original folders, binders, covers or containers, or facsimile thereof.

         2. Unless otherwise indicated, the relevant time period ("Relevant Time Period") for each request shall be January 1, 1997 through the date of service of this document request.

         3. These requests relate to all documents which are in Defendants' possession, custody or control or in the possession, custody or control of the Company's predecessors, successors, parents, subsidiaries, divisions, or affiliates, or any of the Company's respective directors, officers, managing agents, employees, attorneys, accountants, or other representatives.

         4. Each Defendant shall produce the original of each document described below or, if the original is not in its custody, then a copy thereof, and in any event, all non-identical copies which differ from the original or from the other copies produced for any reason, including, but not limited to, the making of notes thereon.

         5. If production of a document is withheld pursuant to a claim of privilege, as to each such withheld document state the following information:

                a.       which privilege is claimed;


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                b. a precise statement of the facts upon which said claim of privilege is based; and

                c. the following information describing each purportedly privileged document:

                   i. its nature, e.g., agreement, letter, memorandum, etc.;

                   ii. the date it was prepared;

                   iii. the date it bears;

                   iv. the date it was sent;

                   v. the date it was received;

                   vi. the identity of the person preparing it;

                   vii. the identity of the person sending it;

                   viii. the identity of each person to whom it was sent or was to have been sent, including all addressees and all recipients of copies;

                   ix. a statement as to whom each identified person represented or purported to represent at all relevant times; and

                   d. a precise description of the place where each copy of that document is kept, including the title or description of the file in which said document may be found and the location of such file.

         6. Whenever a document is not produced in full or is produced in redacted form, so indicate on the document and state with particularity the reason or reasons it is not being produced in full and describe to the best of your knowledge, information and belief, and with as much particularity as possible, those portions of the document which are not


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being produced.

         7. If a document responsive to these requests was at any time in Defendants' possession, custody or control but now is no longer available for production, as to each such document state the following information:

                   a. whether the document is missing or lost;

                   b. whether it has been destroyed;

                   c. whether the document has been transferred or delivered to another person or entity and, if so, at whose request;

                   d. whether the document has been otherwise disposed of; and

                   e. a precise statement of the circumstances surrounding the disposition of the document and the date of the document's disposition.

III.     DOCUMENTS TO BE PRODUCED BY DEFENDANTS

         1. All documents concerning the Proposed Transaction.

         2. All documents concerning any Green Acquisition Proposal.

         3. Green's annual and quarterly reports to shareholders which were disseminated during the Relevant Time Period, and each release or shareholder update, if any, which was disseminated to shareholders during the Relevant Time Period.

         4. All documents concerning any communications between any Defendant and any financial advisor/investment banker concerning the Proposed Transaction or any Green Acquisition Proposal.

         5. All documents concerning any plan, effort or attempt to sell, merge,


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consolidate, combine or otherwise transfer ownership or control of the Company prior to the announcement of the Proposed Transaction.

         6. All documents concerning any proposal from or discussion with any party concerning the possible acquisition of Green or control thereof, either by merger, purchase of all or a portion of Green's stock by tender offer or otherwise, or the like.

         7. The articles of incorporation and the by-laws of Green, including all amendments thereto.

         8. The minutes of all meetings of the Board of Directors of Green, or any committee thereof, whether formal or informal, and all notes taken thereat by the Secretary of the meeting or by any other person attending said meeting, concerning the Proposed Transaction or any Green Acquisition Proposal.

         9. All documents prepared by or on behalf of Green or Global concerning the Proposed Transaction or any Green Acquisition Proposal.

         10. All appraisals, analyses, reviews or other documents concerning the value, market value or fair value of Green's stock and/or any of the assets or businesses of Green made, received or reviewed by or on behalf of Green or Global and/or their financial advisors or any of their officers or directors.

         11. All documents concerning any evaluation or review of any of the terms or conditions of the Proposed Transaction or any Green Acquisition Proposal, including but not limited to the consideration to be offered to Green's public stockholders.

         12. All documents concerning the determination of the price to be paid in the Proposed Transaction.


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         13. All documents received by Green or any of its officers or directors, or Global or any of officers or directors from any financial advisors/investment bankers retained by any of them including, without limitation, Credit Suisse First Boston ("CSFB") concerning such advisors' evaluation or review of the Proposed Transaction or any Green Acquisition Proposal.

         14. All documents, including, without limitation, financial forecasts, supplied by Green or Global and/or their officers or directors to any financial advisors/investment bankers retained by Green including, without limitation, CSFB and/or Global or any of their officers or directors, to evaluate or review the Proposed Transaction or any Green Acquisition Proposal.

         15. All of Green's filings with and submissions to the Securities and Exchange Commission ("SEC").

         16. All documents concerning the Proposed Transaction or any transaction submitted by Green and/or Global to any federal, state or local governmental agency.

         17. All income statements, balance sheets and cash flow statements of Green and Global.

         18. All documents regarding the financial condition of Green or any of its affiliated companies or companies in which it, directly or indirectly, has an investment in excess of $10 million.

         19. All insurance policies issued to or for the benefit of Green or the Individual Defendants which may provide coverage for liability for any or all of the claims asserted in this action.


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         20. All documents concerning any negotiations, discussions, meetings or communications between Green and Global concerning the Proposed Transaction or any Green Acquisition Proposal.

         21. All documents concerning the transmittal or exchange of non-public documents or other information between Green and Global or any of their representatives or advisors concerning the Proposed Transaction or any Green Acquisition Proposal.

         22. All non-public documents concerning Green's businesses and affairs transmitted or made available to Global by Green or any representative of Green.

         23. All documents concerning any projections or analyses of Green's financial and operational results and all documents used in preparing such projections and analyses.

         24. All documents concerning any projections or analyses of the financial and operational results of the combined company following consummation of the Proposal Transaction.

         25. All documents concerning Green's business plans or planning documents for future operations.

         26. All documents concerning Green's budgets, forecasts of operations and results of operations, including, but not limited to, all documents concerning any variances of Green's actual results from its forecasted results.

         27. All documents concerning any grant or exercise of stock options to any officer or director of Green.


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         28. All documents concerning the identification by Green's management of parties to approach to solicit interest in a possible acquisition of Green.

         29. All documents concerning the exercise of options to purchase Green stock in connection with the Proposed Merger.


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         30. All documents concerning Green or Global's policies regarding the retention or destruction of documents.

Dated:  March 12, 1998

                              ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.


                             By:________________________________________
                                   Suite 1401, Mellon Bank Center
                                   P.O. Box 1070
                                   Wilmington, DE 19899-1070
                                   (302) 656-4433
                                   Attorneys for Plaintiff



OF COUNSEL

BERNSTEIN LIEBHARD & LIFSHITZ
Stanley D. Bernstein
Michael S. Egan
274 Madison Avenue
New York, NY  10016
(212) 779-1414


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